                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement
                            Schedule 14A Information
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


         [ ]      Preliminary Proxy Statement
         [ ]      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         [X]      Definitive Proxy Statement
         [ ]      Definitive Additional Materials
         [ ]      Soliciting Material Under Rule 14a-12


                            ATRIX LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.
         [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

                  1) Title of each class of securities to which transaction applies:

                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  4)   Proposed maximum aggregate value of transaction:

                  5)   Total fee paid:

         [ ]      Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  1)   Amount previously paid:
                  2)   Form, Schedule or Registration Statement No.:
                  3)   Filing Party:
                  4)   Date Filed:

                                   ATRIX LOGO

                            ATRIX LABORATORIES, INC.

Dear Stockholder:

     On behalf of the Board of Directors, I invite you to attend the Annual Meeting of Stockholders of Atrix Laboratories, Inc. to be held on May 7, 2001 at 10:00 a.m. local time, at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado.

     You are urged to vote your proxy even if you currently plan to attend the Annual Meeting. Please remember to sign and date the proxy card, otherwise, it is invalid. Returning your proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                           Sincerely,

                                           /s/ DAVID R. BETHUNE

                                           David R. Bethune,
                                           Chairman of the Board and
                                           Chief Executive Officer

April 4, 2001

                            ATRIX LABORATORIES, INC.
                              2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 482-5868

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 2001
                             ---------------------

TO THE STOCKHOLDERS OF ATRIX LABORATORIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Atrix Laboratories, Inc. will be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado 80525 on May 7, 2001 at 10:00 a.m. Fort Collins time, for the following purposes:

     1. To elect three directors for three-year terms.

     2. To consider and vote on a proposal to amend our 2000 Stock Incentive Plan to increase by 1,000,000 the number of shares of common stock reserved for issuance under the plan.

     3. To consider and vote on a proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of capital stock from 30,000,000 to 50,000,000, of which 45,000,000 will be designated common stock and 5,000,000 will be designated preferred stock.

     4. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2001.

     5. To transact such other business as may properly come before the meeting and at any and all postponements, continuations or adjournments thereof.

     Only stockholders of record at the close of business on March 21, 2001 are entitled to notice of and to vote at the meeting or any postponements, continuations and adjournments thereof.

     All stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date and sign the enclosed form of proxy and return it promptly in the postage paid, return-addressed envelope provided for that purpose. By returning your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in the proxy statement.

     THE ENCLOSED PROXY IS BEING SOLICITED BY OUR BOARD OF DIRECTORS. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS. YOUR VOTE IS IMPORTANT.

                                           By Order of the Board of Directors

                                           /s/ DAVID R. BETHUNE

                                           David R. Bethune,
                                           Chairman of the Board and
                                           Chief Executive Officer

Fort Collins, Colorado
Dated: April 4, 2001

                            ATRIX LABORATORIES, INC.
                              2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 482-5868
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 2001
                             ---------------------

                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the board of directors of Atrix Laboratories, Inc., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado, on May 7, 2001 at 10:00 a.m. Fort Collins time and at any postponements, continuations or adjournments thereof. This proxy statement, the accompanying form of proxy and the notice of annual meeting will be first mailed or given to our stockholders on or about April 4, 2001.


     All shares of our $.001 par value common stock represented by properly executed proxies received in time for the meeting will be voted at the meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, shares represented by proxies will be voted for the proposals set forth on the proxy, and in the discretion of the persons named as proxies, on such other matters as may properly come before the meeting. You may revoke your proxy at any time prior to its exercise by submitting another proxy bearing a later date, giving written notice of revocation to us at the address indicated above or by voting in person at the meeting. Any notice of revocation sent to us must include the stockholder's name and must be received prior to the meeting to be effective.


                                     VOTING


     Only holders of record of shares at the close of business on March 21, 2001, which is the record date, will be entitled to receive notice of and to vote at the meeting. On the record date there were 14,887,241 shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the stockholders at the meeting. The presence, in person or by proxy, of holders of a majority of shares entitled to vote at the meeting constitutes a quorum for the transaction of business at the meeting.


     Our transfer agent will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Abstentions, broker non-votes, which are explained below, and shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of shares present and voting at the meeting for purposes of obtaining a quorum. Each will be tabulated separately.


     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in all circumstances, we believe that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker non-votes in the manner described herein. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition for such proposals. With respect to Proposal 1 requiring a plurality vote and Proposals 2 and 4 requiring the affirmative vote of a majority of the common stock, present and entitled to vote, broker "non-votes" have no effect. However, with respect to Proposal 3 which requires the affirmative vote of a majority of the outstanding shares of our common stock, broker "non-votes" and shares as to which proxy authority has been withheld have the effect of a vote against the proposal. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposals 2, 3 and 4.


                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


     Our Certificate of Incorporation provides for a board of directors made up of three classes. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. As provided in our Bylaws, the board of directors has currently set the total number of directors at ten, with four directors in Class A, three directors in Class B and three directors in Class C. The current terms of the Class C and Class A directors expire at our Annual Meeting of Stockholders for the years ended 2001 and 2002, respectively. The current term of the Class B directors expires at this Annual Meeting of Stockholders for the year ended 2000.



     Dr. Jere E. Goyan resigned his position as a Class B Director in April 2000. The board of directors appointed Dr. Nicolas G. Bazan to replace Dr. Goyan for a one-year term expiring at the meeting and until his successor is elected and qualified.



     The board of directors has nominated Mr. David R. Bethune, Dr. Richard L. Jackson and Dr. Nicolas Bazan for election as Class B directors to serve for a three-year term expiring at the Annual Meeting of Stockholders for the year ended 2003 and until their successors are elected and qualified.


     Each director nominee is currently a Class B director. Each of the nominees has consented to be a nominee and to serve as a director if elected. We intend that shares represented by properly executed proxies will be voted for the election of the nominees except where authority to so vote is withheld. Our board of directors has no reason to believe that any of the director nominees will be unable to serve as directors or will become unavailable for any reason. If, at the time of the meeting, any of the director nominees becomes unavailable for any reason, the persons entitled to vote the proxy will vote for such substituted nominee or nominees, if any, as such persons determine in their discretion.

     Information is set forth below regarding the director nominees and the directors who will continue in office after the meeting, including the name and age of each director and nominee, his principal occupation and business experience during the past five years and the commencement of his term as our director.


     OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT MR. DAVID R. BETHUNE, DR. RICHARD L. JACKSON AND DR. NICOLAS
G. BAZAN FOR ELECTION AS CLASS B DIRECTORS.

                             NOMINEES FOR ELECTION


                                       PRINCIPAL OCCUPATION OR EMPLOYMENT DURING            DIRECTOR
        NAME AND AGE                     PAST FIVE YEARS; OTHER DIRECTORSHIPS                SINCE
        ------------                   -----------------------------------------            --------
David R. Bethune(1)           Chairman and Chief Executive Officer since August 1999.         1995
  (60)                        President and Chief Operating Officer of IVAX Corporation,
                              a pharmaceutical holding company, from 1997 to 1998.
                              Consultant to the pharmaceutical industry from 1996 to
                              1997. President and Chief Executive Officer of Aesgen,
                              Inc., a pharmaceutical company, from 1995 to 1996. Group
                              Vice President of American Cyanamid Company, a health care business, from 1992 to 1995. Mr. Bethune also serves as a
                              director of Female Health Co. Mr. Bethune received a
                              Bachelors degree in Business from Lenoir Rhyne College and an Executive Management degree from Columbia University
                              Graduate School.
Dr. Richard Jackson(1)        Senior Vice President of Research and Development since         1999
  (62)                        November 1998. Senior Vice President of Discovery Research
                              at Wyeth-Ayerst, American Home Products from 1992 to June
                              1998. Dr. Jackson received his B.S. in Chemistry and his
                              Ph.D. degree in Microbiology from the University of
                              Illinois, Urbana, Illinois.
Dr. Nicolas Bazan(2)          Professor at Louisiana State University Medical Center and      2000
  (58)                        Neuroscience Center of Excellence in the areas of
                              Ophthalmology, Biochemistry, Molecular Biology, and
                              Neurology; Director, Neuroscience Training Program. Dr.
                              Bazan sits on the Scientific Advisory Board of Centaur in
                              Sunnyvale, California, and is the founder and Chairman of
                              the Board of St. Charles Pharmaceuticals in New Orleans,
                              Louisiana. Dr. Bazan received his Bachelor's degree from
                              Colegio Belgrano, Argentina, his M.D. from U. Tucuman,
                              Argentina, and his Ph.D. from the Medical School at U.
                              Tucuman.


---------------

(1) Member of the Executive Committee
(2) Added as Class B director in November 2000

         DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING


                                      PRINCIPAL OCCUPATION OR EMPLOYMENT DURING        DIRECTOR
         NAME AND AGE                   PAST FIVE YEARS; OTHER DIRECTORSHIPS            SINCE
         ------------                 -----------------------------------------        --------
John E. Urheim(1)* (60)          Principal, Urheim Consultants since August 1998.        1993
                                 Our Vice Chairman and Chief Executive Officer from
                                 June 1993 to August 1999. Mr. Urheim received his
                                 Masters degree in Economics from the University of
                                 Iowa.
Sander A. Flaum(1)(2)* (64)      Chief Executive Officer of Robert A. Becker, Inc.       1999
                                 Euro RSCG (a member of the Euro RSCG Healthcare
                                 Global Network) since 1998. Mr. Flaum is also
                                 adjunct professor at The Fordham University
                                 Graduate School of Business in New York City and a
                                 member of the editorial advisory board of
                                 Pharmaceutical Executive. He serves on the boards
                                 of Fischer College of Business at The Ohio State
                                 University, Fordham Graduate School of Business,
                                 Hollins Communications Research Institute and
                                 Neopharm Corporation.

                                      PRINCIPAL OCCUPATION OR EMPLOYMENT DURING        DIRECTOR
         NAME AND AGE                   PAST FIVE YEARS; OTHER DIRECTORSHIPS            SINCE
         ------------                 -----------------------------------------        --------
Dr. D. Walter Cohen(1)* (74)     Chancellor-Emeritus of MCP Hahnemann University's       1992
                                 School of Medicine since 1998, Chancellor of MCP
                                 Hahnemann University's School of Medicine from 1993
                                 to 1998 and President of MCP Hahnemann University's
                                 School of Medicine from 1986 to 1993. Since 1950,
                                 Dr. Cohen has had a dental practice specializing in
                                 periodontics. Dr. Cohen also serves as a director
                                 of Crusader Bank of Philadelphia. Dr. Cohen
                                 received his DDS from the University of
                                 Pennsylvania School of Dentistry and served as its
                                 Dean from 1972 to 1983.
C. Rodney O'Connor(2)** (68)     Chairman and Chief Executive Officer of Cameron         1987
                                 Associates, Inc., a financial services firm, since
                                 1976. Mr. O'Connor also serves on the boards of
                                 Streicher Mobile Fueling, Inc., Fundamental
                                 Management Corporation and Morgan Holdings, Inc.
                                 Mr. O'Connor received a Bachelor of Arts degree
                                 from Wesleyan University and a Masters degree in
                                 Finance from the Wharton School of Finance.
Mr. H. Stuart Campbell(2)**      Owner and Vice President of Highland Packaging          1995
  (71)                           Labs, Inc., a specialty packaging company for the
                                 pharmaceutical industry, since 1983. Mr. Campbell
                                 also serves as a director for Biomatrix, Inc. and
                                 Mesa Laboratories, Inc. Mr. Campbell received a
                                 Bachelor of Science degree from Cornell University.


---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee
 *  Class A Director
**  Class C Director

BOARD MEETINGS

     During 2000 the board of directors met six times and acted by unanimous written consent four times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors during 2000; and
(ii) the total number of meetings held by all committees of the board of directors on which he served during 2000.

COMMITTEES OF THE BOARD


     Executive Committee. Our board of directors has an executive committee and during 2000 its members were Mr. Bethune, Chairman of the executive committee, and Drs. Southard and Jackson. Dr. Southard resigned his position from our board of directors and from the executive committee in November 2000. The executive committee has the authority to conduct our business and affairs, except where action of the entire board of directors is specified by statute. Our executive committee did not meet in 2000.



     Audit Committee. Our board has an audit committee and during 2000 its members were Mr. O'Connor, Mr. Flaum and Mr. Campbell. Messrs. O'Connor, Flaum and Campbell are "independent" directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. Mr. O'Connor was chairman of the audit committee until November 2000, at which time Mr. Campbell was named chairman of the committee. The audit committee's duties include the following: (i) making recommendations to our board of directors as to the selection of our independent auditors;

(ii) reviewing the results of our annual audit with the independent auditors and appropriate management representatives; (iii) reviewing with the independent auditors such major accounting policies as are deemed appropriate for review by the audit committee; and (iv) reporting to our board of directors at each meeting of the full board following a meeting of the audit committee concerning its activities. Our audit committee met one time during 2000. Mr. Flaum did not attend the meeting.


     Compensation Committee. Our board of directors has a compensation committee and during 2000 its members were Mr. Campbell, Chairman of the compensation committee, Mr. Flaum and Dr. Cohen. In November 2000, Mr. Flaum became the Chairman, and Mr. Urheim replaced Mr. Campbell as a member of the committee. The compensation committee performs the following duties: (i) considering and making recommendations to our board of directors with respect to our overall compensation policies; (ii) approving the compensation payable to all officers; (iii) reviewing proposed compensation of executives as provided in our executive compensation plan; (iv) advising management on all other executive compensation matters as requested; (v) construing and interpreting our Amended and Restated Stock Option Plan, or the Stock Option Plan, and our 2000 Stock Incentive Plan, or the Incentive Plan, and, subject to the express provisions of our Stock Option Plan and Incentive Plan, determining the persons to whom options are granted, the number of shares subject to options, when options shall be granted, the exercise price of shares subject to options, the time during which options shall be exercisable and the duration of the exercise period and other terms and provisions thereof; and (vi) reporting to our board as and when appropriate with respect to all of the foregoing. In November 2000, the board established an option committee, the sole member of which is Dr. David R. Bethune, which is generally responsible for determining individuals who are entitled to option grants, the number of options granted and the terms and conditions of the options. Our compensation committee met two times during 2000. All members were present.



     Nominating Committee. Our board of directors established a nominating committee in March 2001. The nominating committee monitors the size and composition of the board and considers and makes recommendations with respect to the nomination and election of directors. The nominating committee will also consider nominees recommended by stockholders. Recommendations for our Annual Meeting of Stockholders to be held in 2002 must be submitted in writing to our Corporate Secretary at 2579 Midpoint Drive, Fort Collins, Colorado 80525. Such recommendations must include the name, address and principal business occupation of the candidate for the last five years and must be received by the Corporate Secretary on or before November 30, 2001.


EXECUTIVE OFFICERS


     Information is set forth below regarding our executive officers, including their age, principal occupation during the last five years and the date each first became an executive officer.



          NAME            AGE                PRESENT EXECUTIVE OFFICE                 EXECUTIVE OFFICER SINCE
          ----            ---                ------------------------                 -----------------------
David R. Bethune          60    Chairman and Chief Executive Officer since August              1999
                                1999. President and Chief Operating Officer of IVAX
                                Corporation from 1997 to 1998. Consultant to the
                                pharmaceutical industry from 1996 to 1997.
                                President and Chief Executive Officer of Aesgen,
                                Inc from 1995 to 1996.
Dr. Richard Jackson       62    Senior Vice President of Research and Development              1998
                                since November 1998 and Senior Vice President of
                                Discovery Research at Wyeth-Ayerst, American Home
                                Products from 1992 to June 1998.

          NAME            AGE                PRESENT EXECUTIVE OFFICE                 EXECUTIVE OFFICER SINCE
          ----            ---                ------------------------                 -----------------------
Dr. Richard L. Dunn       60    Senior Vice President, Drug Delivery Research since            1987
                                1998; Vice President, Drug Delivery Research from
                                1992-1998 and Vice President, Research and
                                Development from 1987 to 1992.
Dr. Charles P. Cox        48    Vice President, New Business Development since                 1992
                                January 1996 and Vice President, Product
                                Development from September 1992 to January 1996.
Brian G. Richmond         49    Vice President, Finance since December 1997,                   1997
                                Assistant Secretary since January 1997, Corporate
                                Controller from January 1997 to November 1997 and
                                Accounting Manager from 1991 to 1996.
Dr. J. Steven Garrett     56    Vice President, Clinical Research since April 1995.            1995
                                Professor of Periodontics at Loma Linda University
                                from 1986 to 1995 and in private practice
                                specializing in periodontics since 1978.
Michael R. Duncan         38    Vice President, Manufacturing since October 1995.              1995
                                Director of Production Operations and Packaging
                                Manager for Geneva Pharmaceuticals, Inc. from
                                October 1991 to October 1995.
David W. Osborne          40    Vice President, Pharmaceutical Development since               1998
                                November 1998. Vice President of Research and
                                Development for ViroTex Corporation from June 1993
                                to November 1998.
Elaine M. Gazdeck         50    Vice President, Regulatory Affairs/Quality                     1996
                                Assurance since June 1996, Director, Regulatory
                                Affairs from May 1994 to May 1996 and Manager,
                                Regulatory Affairs from May 1990 to April 1994.
Sean F. Moriarty          36    Vice President, Licensing and Counsel since October            2000
                                2000. Director of Business Development for Geneva
                                Pharmaceuticals from September 1998 to October
                                2000. Attorney with the law firm of Isaacson,
                                Rosenbaum, Woods & Levy, P.C. from June 1996 to
                                September 1998.
Magnus Pelles             54    Vice President Sales & Marketing, European                     2000
                                Operations since January 2000. Managing Director
                                and Chief Executive Officer for Germany, Austria
                                and Switzerland for Biora AB from 1995 to January
                                2000.


     Our executive officers serve at the discretion of our board of directors and are elected at the first meeting of the board of directors after each annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

                                 PROPOSAL NO. 2

                          APPROVAL OF THE AMENDMENT TO
                         THE 2000 STOCK INCENTIVE PLAN


     Our stockholders are being asked to vote on the proposed amendment to our 2000 Stock Incentive Plan to increase by 1,000,000 the number of shares authorized for issuance under the plan to 2,750,000. The Incentive Plan currently provides for the issuance of stock options and restricted stock covering up to 1,750,000 shares plus any shares awarded under our Stock Option Plan which are cancelled, expired or are forfeited to us. As of the record date, options to purchase an aggregate of 545,734 shares and 52,020 shares of restricted stock were outstanding, and options to purchase shares or shares of restricted stock totaling 597,754 shares were available for future grant. Our board of directors has concluded that the proposed amendment is in the best interests of us and our stockholders. The amendment to our Incentive Plan to increase the number of shares that may be issued thereunder will enable us to grant options and restricted stock as needed to attract and retain talented employees.



     Our board believes that our long-term success depends upon our ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to us. Our Incentive Plan is intended to enhance our ability to provide individuals with awards and incentives commensurate with their contributions and is competitive with those offered by other employers. The stock options and restricted stock granted under this plan will increase stockholder value by further aligning the interests of these individuals with the interests of our stockholders by providing our employees an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.


     Because of our continuing efforts to conserve cash and pursue a conservative fiscal policy, stock and options have constituted and will continue to constitute an important and significant component of the compensation offered to our employees. Especially in the highly competitive biotechnology industries, the ability to attract and retain highly qualified employees is essential to our success. The grant of stock options and restricted stock in these industries is often the primary consideration of individual employees in making employment decisions, both at the time of initial employment and later when they consider possible employment alternatives. It is essential that we have a stock incentive plan which provides a sufficient number of option available for grant.


     A general description of the principal terms of our Incentive Plan is set forth below; however, the summary does not purport to be a complete description of all of the provisions of our Incentive Plan and is qualified in its entirety by reference to Incentive Plan. Copies of the Incentive Plan may be obtained upon request to our Corporate Secretary at our principal executive offices.



     The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of the amendment to our Incentive Plan.


GENERAL DESCRIPTION


     Our Incentive Plan was approved by our board of directors in March 2000 and by our stockholders in May 2000. The purposes of our Incentive Plan are to give our employees, directors and consultants an incentive, through ownership of our common stock, to continue in service to us, and to help us compete effectively with other enterprises for the services of qualified individuals.



     Our Incentive Plan permits the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code, or the Code, only to our employees or any parent or subsidiary corporation of ours. Non-qualified stock options and restricted stock may be granted to employees, directors and consultants. Our Incentive Plan provides for the grant of options, including ISOs and non-qualified stock options, which we refer to in this proxy statement as awards, with an exercise privilege at a fixed price related to the common stock and/or the passage of time, the occurrence of one or more events or the satisfaction of performance criteria or other conditions. Under our Incentive Plan, awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the administrator of the plan may determine from time to time. The Incentive Plan is not a qualifying deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA.


ADMINISTRATION


     Our Incentive Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the administrator of our Incentive Plan, defined as our board of directors or a committee designated by our board. Our committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934. With respect to awards subject to Code Section 162(m), the committee will be comprised solely of two or more "outside directors" as defined under Section 162(m) and applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and Section 162(m), our board may authorize one or more officers to grant such awards.


SHARES RESERVED

     Our Incentive Plan provides for the issuance of stock options and restricted stock covering up to 1,750,000 shares plus any shares awarded under our Stock Option Plan which are forfeited to us. The Incentive Plan was intended to replace the Stock Option Plan. Options that are outstanding under our Stock Option Plan will remain outstanding under such plan. Option grants made after our stockholders approved our Incentive Plan in May 2000 have been and will continue to be made under our Incentive Plan. However, to the extent that options granted under our Stock Option Plan are forfeited, expired or are cancelled without delivery of shares or which otherwise result in the forfeiture of shares back to us, there is an automatic corresponding increase in the shares authorized for issuance under our Incentive Plan.

CODE SECTION 162(m) LIMITATIONS


     Our Incentive Plan limits the number of options which may be awarded to an employee in any fiscal year to 250,000 shares. However, in connection with his or her initial commencement of services with us, a participant in our Incentive Plan may be granted stock options for up to an additional 100,000 shares, which do not count against the limit set forth in the previous statement. The limitations ensure that any options granted under our Incentive Plan qualify as "performance-based compensation" under Section 162(m) of the Code.


     Under Code Section 162(m) no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our chief executive officer and each of our four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by our stockholders and that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of our common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates.

     If our Incentive Plan did not contain the Code Section 162(m) share limits with respect to which options may be granted to eligible employees under such plan during a specified period, any compensation expense associated with the options granted under our Incentive Plan in excess of the shares currently available for issuance (together with all other non-performance based compensation) in excess of $1 million for any of our five highest paid officers would not be deductible under the Code.

AMENDMENT AND TERMINATION


     Our board of directors may at any time amend, suspend or terminate our Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system and the rules of any foreign jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to our Incentive Plan in such a manner and to such a degree as required. Our Incentive Plan will terminate in March 2010 unless previously terminated by our board.


OTHER TERMS


     Our Incentive Plan authorizes the administrator to select the employees, directors and consultants of ours to whom awards may be granted. The plan also authorizes the administrator to determine the terms and conditions of any award; however, the term of an award may not be for more than 10 years (or five years in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of ours or any parent or subsidiary corporation of ours).



     Our Incentive Plan authorizes the administrator to grant ISOs at an exercise price of not less than 100% (or 110% in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of ours or any parent or subsidiary corporation of ours) of the fair market value of the shares on the date the option is granted. Non-qualified stock options may be granted at an exercise price of not less than 85% of the fair market value of the shares on the date the option is granted. The exercise price of awards intended to qualify as performance-based compensation for purposes of Code Section 162(m) may not be less than 100% of the fair market value. The exercise price is generally payable in cash or, in certain circumstances, with a promissory note, with such documentation as the administrator and the broker, if applicable, require to effect an exercise of an award and delivery to us of the sale or loan proceeds required to pay the exercise price, or with shares. The aggregate fair market value of the shares with respect to any ISOs that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.



     Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of us as specified in agreements issued under our Incentive Plan. The administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a change in control, corporate transaction or related entity disposition, all as defined in our Incentive Plan. Effective upon the consummation of such a corporate transaction, all outstanding awards under our Incentive Plan will terminate unless assumed by the successor company or its parent including affirmation of the awards by us if we are the surviving entity in the transaction. Our Incentive Plan also permits the administrator to include a provision whereby the grantee may elect at any time while an employee, director or consultant to exercise any part or all of the award prior to full vesting of the award.


     Under our Incentive Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, our Incentive Plan permits the designation of beneficiaries by holders of ISOs. Other awards are transferable to the grantee's immediate family to the extent provided in the award agreement or in the manner and to the extent permitted by the administrator.


     Under our Incentive Plan, the administrator may establish one or more programs under the plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The administrator also may establish under our Incentive Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.


CERTAIN FEDERAL TAX CONSEQUENCES


     The grant of a non-qualified stock option under our Incentive Plan will not result in any federal income tax consequences to the optionee or to us. Upon exercise of a non-qualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the optionee's subsequent disposition of the shares will receive long-term or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

     The grant of an ISO under our Incentive Plan will not result in any federal income tax consequences to the optionee or to us. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. The tax consequences of a disposition of stock acquired upon exercise of an ISO depends upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.


     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, which we refer to as a disqualifying disposition. The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on whether the stock was held for more than one year. We are entitled to a deduction equal to the amount of ordinary income recognized by the optionee in the year of the disqualifying disposition.


     The "spread" under an ISO, i.e., the difference between the fair market value of the shares at exercise and the exercise price, is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the recipient's subsequent disposition of the shares will receive long-term or short-term capital gain or loss treatment depending on whether the shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

     Recipients of restricted stock may make an election under Section 83(b) of the Code to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain to the recipient. An election under Section 83(b) must be made within 30 days from the time the restricted stock is issued.


     THE FOREGOING IS ONLY A SUMMARY OF THE CURRENT EFFECT OF FEDERAL INCOME TAXATION UPON THE GRANTEE AND US WITH RESPECT TO THE SHARES PURCHASED UNDER OUR INCENTIVE PLAN. YOU SHOULD REFER TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE GRANTEE MAY BE SUBJECT.


PLAN BENEFITS


     The grant of stock options and shares of restricted stock to executive officers is subject to the discretion of our compensation committee and our board of directors. The following table sets forth the grants under the Incentive Plan to our Chief Executive Officer and our other four most highly compensated executive officers whose total annual compensation exceeded $100,000 during 2000 (which we refer to as the named executive officers), and to the various indicated groups. The closing price of our shares of common stock on the Nasdaq National Market as of the record date was $16.50.



                                                    NUMBER OF    WEIGHTED AVERAGE
           NAME AND PRINCIPAL POSITION               OPTIONS      EXERCISE PRICE
           ---------------------------              ---------    ----------------
Mr. David R. Bethune..............................   220,000          $10.89
  Chairman and CEO
Dr. Richard L. Jackson............................   135,000          $11.19
  Director, Senior Vice President,
  Research and Development
Dr. J. Steven Garrett.............................    80,000          $11.51
  Vice President, Clinical Research
Dr. Charles P. Cox................................    70,000          $12.09
  Vice President, New Business Development
Dr. Richard L. Dunn...............................    55,000          $11.27
  Senior Vice President, Drug Delivery Research
All current executive officers as a group (10
  persons)........................................   740,000          $11.65
All current non-executive directors as a group (6
  persons)........................................    22,000          $16.10
All employees, excluding executive officers, as a
  group (98 persons)..............................   287,085          $13.61



     As of the date hereof, our compensation committee and our board of directors has not determined future awards that may be made under our Incentive Plan. Accordingly, future benefits or amounts received are not determinable at this time.


     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN.

                                 PROPOSAL NO. 3

             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     Our stockholders are being asked to vote on the proposed amendment to our certificate of incorporation to increase from 30,000,000 to 50,000,000 the number of shares of our authorized stock, 45,000,000 of which will be designated common stock and 5,000,000 of which will be designated preferred stock.


     Our certificate of incorporation currently authorizes the issuance of 25,000,000 shares of common stock. In February 2001, our board of directors approved an increase in the authorized number of shares of our common stock to 45,000,000 shares, subject to stockholder approval of the amendment. As of the record date, there were 14,887,241 issued and outstanding shares of our common stock and approximately 617,187 additional shares reserved for future issuance under our stock option plans. Under our employee stock purchase plan, there were approximately 282,663 shares available for grant of purchase. There were also approximately 1,000,000 shares of common stock reserved for issuance upon the exercise of outstanding warrants and 667,500 shares reserved for issuance upon the conversion of 12,015 shares of Series A Convertible Exchangeable Preferred Stock issued and outstanding. Based upon the foregoing number of outstanding and reserved shares of common stock, as of the record date we had approximately 7,545,409 shares remaining available for other purposes.



     Our certificate of incorporation currently authorizes the issuance of 5,000,000 shares of preferred stock, 200,000 shares of which have been designated Series A Preferred Stock and 20,000 of which have been designated Series A Convertible Exchangeable Preferred Stock. As of the record date 200,000 shares of the Series A Preferred Stock have been reserved for issuance under our stockholder rights plan and

12,015 shares of our Series A Convertible Exchangeable Preferred Stock were outstanding. Accordingly, as of the record date we had 4,787,985 shares of preferred stock remaining available for other purposes.



     In 2000, we continued to utilize the issuance of equity to establish collaborative arrangements with large pharmaceutical and biotechnology companies and to acquire technologies and products. Our board of directors considers the proposed authorization of an additional 20,000,000 shares of common stock desirable because it would provide us with the ability to take advantage of future opportunities for the issuance of equity in connection with financings, possible future acquisitions of companies, products and technologies, other programs to facilitate expansion and growth and for other general corporate purposes, including stock dividends, stock splits and employee benefit plans, without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance. Such additional shares could also be issued in a public offering or privately placed to raise capital for various purposes. Authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as our board of directors determines to be in our best interests.



     In February 2001, we filed a Registration Statement on Form S-3 for the issuance and sale from time to time of up to 4,000,000 shares of common stock. We intend to issue and sell additional shares of our common stock to raise equity capital when deemed advisable by our board of directors, considering the market price of the shares of our common stock and our capital resources. We may also issue additional shares of our common stock as permitted or required under our employee benefit plans and under outstanding options, warrants and other securities convertible into common stock. Our board of directors has no other immediate plans, understanding, agreements or commitments to issue additional shares of common stock or any shares of preferred stock for any purposes. No additional action or authorization by our stockholders would be necessary prior to the issuance of such additional shares of common or preferred stock, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which our common stock is then listed or quoted. We reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by our board of directors.


     Under our certificate of incorporation, our stockholders do not have preemptive rights with respect to common or preferred stock. Thus, should our board of directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if our board of directors elects to issue additional shares of common or preferred stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

     The proposed amendment to increase the authorized number of shares of stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of Atrix, we may endeavor to impede the attempt by issuing shares of common or preferred stock, thereby diluting the voting power of the other outstanding shares and increasing the potential costs to acquire control of Atrix. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our board of directors is not aware of any attempt to take control of Atrix, and our board of directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     If the proposed amendment is adopted, it will become effective upon filing of a certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. If our stockholders approve the proposed amendment to our certificate of incorporation, however, our board of directors retains discretion under Delaware law not to implement the proposed amendment. If our board of directors exercised such discretion, the number of authorized shares would remain at current levels. The affirmative vote of the holders of a majority of outstanding shares of our common stock is required to approve the amendment to our certificate of incorporation.


     OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF STOCK FROM 30,000,000 TO 50,000,000 SHARES.


                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid by us for each of the last three fiscal years to our Chief Executive Officer and the named executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                      ANNUAL          ------------
                                                                   COMPENSATION        SECURITIES
                                                               --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------                             ----   ---------   --------   ------------   ---------------
Mr. David R. Bethune,                                   2000   $255,000    $   -0-      260,000         $ 101,459(1)
  Chairman and CEO                                      1999     94,808        -0-          -0-           309,380(2)

Dr. Richard L. Jackson                                  2000   $250,000    $   -0-      150,000         $  22,368(7)
  Director, Senior Vice President,                      1999    250,000        -0-          -0-               -0-
  Research and Development                              1998     41,667        -0-      100,000               -0-

Dr. J. Steven Garrett                                   2000   $190,000    $   -0-      100,000         $   5,458(3)
  Vice President, Clinical Research                     1999    190,000        -0-        9,000             4,984(3)
                                                        1998    178,000     40,000(4)     7,500             4,620(3)

Dr. Charles P. Cox,                                     2000   $155,000    $   -0-       86,000         $  15,846(5)
Vice President, New Business Development                1999    155,000        -0-        7,500             5,000(3)
                                                        1998    145,000     30,000(4)     7,500             4,313(3)

Dr. Richard L. Dunn,                                    2000   $152,000    $   -0-       69,000         $  14,516(6)
  Senior Vice President, Drug Delivery Research         1999    152,000        -0-        6,500             4,567(3)
                                                        1998    142,000     30,000(4)     7,500             4,251(3)


---------------


(1) Under the arrangement described in footnote (2) below, 10,000 shares were acquired and an additional 10,000 shares were issued to match this corresponding stock purchase in 1999. We recognized $75,062 of compensation expense related to this arrangement. The remaining $25,839 represents a housing and travel adjustment, for a total of $101,459.



(2) Upon becoming CEO on August 10, 1999, the board of directors provided Mr. Bethune the right to purchase up to 50,000 shares of common stock at the market price on the date of purchase. Upon purchase, we agreed to match the number of shares acquired for no additional consideration. During 2000, 10,000 shares were acquired and an additional 10,000 were issued to match these corresponding stock purchases. We recognized $309,380 of compensation expense related to this arrangement. This restricted stock award cannot be traded for a minimum of one year and is subject to SEC regulations pertaining to our insiders.


(3) Represents our 50% matching contribution up to 6% of annual compensation under our 401(k) Plan.

(4) Performance bonus.

(5) Represents $10,698 of accumulated vacation paid out, and $5,148 of our 50% matching contribution up to 6% of annual compensation under our 401(k) Plan.

(6) Represents $9,747 of accumulated vacation paid out, and $4,769 of our 50% matching contribution up to 6% of annual compensation under our 401(k) Plan.

(7) Represents a housing and travel adjustment.

     The foregoing compensation table does not include certain fringe benefits made available on a non-discriminatory basis to all of our employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, we make available certain non-monetary benefits to our executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. We consider such benefits to be ordinary and incidental business costs and expenses. We also did not include in the table the aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) 10% of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be.

OPTION GRANTS TABLE


     The following table provides information relating to the grant of stock options to our CEO and the named executive officers during the fiscal year ended December 31, 2000 under our Stock Option Plan and our Incentive Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL
                                                                                                       REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                                                                                    APPRECIATION FOR
                                                        INDIVIDUAL GRANTS                            OPTION TERM(1)
                                   ------------------------------------------------------------   ---------------------
                                     NUMBER OF      % OF TOTAL
                                    SECURITIES       OPTIONS
                                    UNDERLYING      GRANTED TO
                                      OPTIONS      EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION
NAME                               GRANTED(#)(2)   FISCAL YEAR    PRICE ($/SH)(3)       DATE       5%($)       10%($)
----                               -------------   ------------   ----------------   ----------   --------   ----------
Mr. David R. Bethune.............      40,000          3.0%           $ 9.719          4/19/10     244,489      619,583
                                      100,000          7.4%             9.750          6/02/10     613,172    1,553,899
                                       50,000          3.7%             9.500          8/03/10     298,725      757,028
                                       50,000          3.7%            12.875          8/18/10     404,851    1,025,972
                                       20,000          1.5%            15.125          9/05/10     190,241      482,107
Dr. Richard L. Jackson...........      25,000          1.8%           $ 9.719          4/19/10     152,806      387,240
                                       75,000          5.5%             9.750          6/02/10     459,879    1,165,424
                                       20,000          1.5%             9.500          8/03/10     119,490      302,811
                                       20,000          1.5%            12.875          8/18/10     161,940      410,389
                                       10,000          0.7%            15.125          9/05/10      95,120      241,054
                                       10,000          0.7%            18.125         12/08/10     113,987      288,866
Dr. J. Steven Garrett............      20,000          1.5%           $ 9.719          4/19/10     122,245      309,792
                                       40,000          3.0%             9.750          6/02/10     245,269      621,560
                                       10,000          0.7%             9.500          8/03/10      59,745      151,406
                                       10,000          0.7%            12.875          8/18/10      80,970      205,194
                                       10,000          0.7%            15.563          8/30/10      97,875      248,034
                                       10,000          0.7%            15.125          9/05/10      95,120      241,054
Dr. Charles P. Cox...............      16,000          1.2%           $ 9.719          4/19/10      97,796      247,833
                                       20,000          1.5%             9.750          6/02/10     122,634      310,780
                                       20,000          1.5%             9.500          8/03/10     119,490      302,811
                                       10,000          0.7%            12.875          8/18/10      80,970      205,194
                                       10,000          0.7%            15.125          9/05/10      95,120      241,054
                                       10,000          0.7%            18.125         12/08/10     113,987      288,866
Dr. Richard L. Dunn..............      14,000          1.0%           $ 9.719          4/19/10      85,571      216,854
                                       30,000          2.2%             9.750          6/02/10     183,952      466,170
                                        5,000          0.4%             9.500          8/03/10      29,872       75,703
                                       10,000          0.7%            12.875          8/18/10      80,970      205,194
                                       10,000          0.7%            15.125          9/05/10      95,120      241,054

---------------

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

(2) Vest and become exercisable at the rate of one-third on the first, second and third anniversaries of the grant date.

(3) All options were granted at the fair market value of the shares on the date of grant based on the closing bid price for the shares on the Nasdaq National Market.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


     The following table provides information relating to the exercise of stock options during the year ended December 31, 2000 by our CEO and each of the named executive officers and the 2000 fiscal year-end value of unexercised options.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES


                                                                                   NUMBER OF
                                                                                  UNEXERCISED     VALUE OF UNEXERCISED
                                                                                  OPTIONS AT      IN-THE-MONEY OPTIONS
                                                                                FISCAL YEAR END    AT FISCAL YEAR END
                                                                                      (#)                ($)(1)
                                             SHARES ACQUIRED                    ---------------   --------------------
                                               ON EXERCISE     VALUE REALIZED    EXERCISABLE/         EXERCISABLE/
NAME                                               (#)              ($)          UNEXERCISABLE       UNEXERCISABLE
----                                         ---------------   --------------   ---------------   --------------------
Mr. David R. Bethune.......................        -0-              $-0-        23,333/262,667    $206,062/$1,670,241
Dr. Richard L. Jackson.....................        -0-              $-0-        66,666/193,334    $420,829/$1,186,196
Dr. J. Steven Garrett......................        -0-              $-0-        88,669/108,500    $  647,004/$677,959
Dr. Charles P. Cox.........................        -0-              $-0-        74,008/102,033    $  656,391/$568,616
Dr. Richard L. Dunn........................        -0-              $-0-         52,248/76,167    $  417,850/$435,672


---------------

(1) Market value of underlying shares is (i) the fair market value at December 31, 2000 ($17.0625 per share) less the option exercise price, multiplied by
    (ii) the number of shares in the money.

EMPLOYMENT AGREEMENTS


     On April 17, 1995, we entered into an employment agreement with Dr. Garrett. Pursuant to the terms of the agreement, Dr. Garrett's duties are to act as Vice President of Dental Clinical Research. The employment agreement provides that Dr. Garrett receive a starting annual base salary of $150,000 (which at the discretion of our board, upon recommendation by our compensation committee, may be increased annually). Dr. Garrett's agreement provides for severance pay at full salary and benefits until the earlier of one year from the date of termination or until re-employment, and for the immediate vesting of all unvested options, in case of termination other than for cause. Dr. Garrett's base salary was increased to $190,000 effective January 1, 1999.



     On November 1, 1998, we entered into an employment agreement with Dr. Jackson. Pursuant to the terms of the agreement, Dr. Jackson's duties are to act as Senior Vice President of Research and Development. The employment agreement provides that Dr. Jackson receive a starting annual base salary of $250,000. The base salary, at the discretion of our board, upon recommendation by our compensation committee, may be increased annually. Upon entering into the agreement, Dr. Jackson received options to purchase 100,000 shares, which options vest in three equal annual installments. Dr. Jackson's agreement provides for severance pay at a full salary for one year from the date of termination. The agreement also provides that we will pay insurance benefits until the earlier of one year from the date of termination or until re-employment and provides for the immediate vesting of all unvested options, in case of termination other than for cause or upon a change of control.


     On August 3, 1999, we entered into an agreement with Mr. Bethune. Pursuant to the terms of the agreement, Mr. Bethune's duties are to act as Chief Executive Officer. The employment agreement provides that Mr. Bethune receive a monthly base salary of $21,250. Mr. Bethune's agreement provides him the right to purchase 50,000 shares and receive an equivalent number of matching restricted shares. The agreement does not provide for any severance pay or benefits.

COMPENSATION PURSUANT TO PLANS


     Stock Option Plans. We have four stock option plans under which options may currently be granted, the Stock Option Plan, the Incentive Plan, the Non-Qualified Stock Option Plan and the Non-Employee Director Stock Plan. The persons eligible to receive options, the number of options authorized and outstanding, and the number of options granted during the preceding fiscal year under each plan are as follows:



                                                                        # OPTIONS      # OPTIONS      # OPTIONS GRANTED
NAME OF PLAN                                       PERSONS ELIGIBLE     AUTHORIZED   OUTSTANDING(1)        IN 2000
------------                                     --------------------   ----------   --------------   -----------------
Stock Option Plan..............................  Employees and          2,500,000         1,509             289,450
                                                 directors
Incentive Plan.................................  Employees, directors   1,750,000(2)    553,325           1,064,325
                                                 and consultants
Non-Qualified Stock Option Plan................  Consultants              150,000         3,040              20,000
Non-Employee Director Stock Plan...............  Non-employee              25,000        19,433               3,092
                                                 directors


---------------

(1) Any unexercised options that expire or terminate in accordance with the plan become available again for issuance under the plan.

(2) The board of directors proposes that the stockholders approve an amendment to the Incentive Plan at the meeting to increase the number of shares that may be issued pursuant to the exercise of options granted thereunder to 2,750,000.


     401(k) Plan. We maintain a defined contribution savings plan, or the 401(k) Plan, to provide retirement income to our employees, including all executive officers. All employees who are over 21 years of age are eligible to participate in our 401(k) Plan. It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 17% of annual compensation up to $10,000 and by 50% matching contributions by us up to 6% of annual compensation. Employees who have completed one year of service are eligible for the 50% company match. Participants are fully vested in all pre-tax, after-tax and matching contributions as soon as they are made.


     Employee Stock Purchase Plan. We maintain an employee stock purchase plan, or the ESPP, which provides eligible employees the opportunity to purchase shares of our common stock through authorized payroll deductions at 85% of the average market price on the last day of each quarter. All employees who have completed six months of employment of 20 hours per week or greater are eligible to participate in our ESPP. This plan qualifies as an "employee stock purchase plan" under Section 423 of the Code. Currently, 282,663 shares are available for purchase under our ESPP.


COMPENSATION OF DIRECTORS


     Each non-employee director receives an annual retainer fee of $8,000 ($10,000 for a non-employee Chairman of the Board) which is paid in quarterly installments. Each non-employee director may elect to apply all or any portion of the annual retainer fee to the acquisition of restricted shares or the receipt of stock options in accordance with the terms of the Non-Employee Director Stock Plan. In May 2000, the retainer of $8,000 ($10,000 for the Chairman of the Board) was eliminated by our board and each non-employee director was granted 2,800 stock options in lieu of the annual retainer. In addition, under our Non-Employee Director Stock Plan, immediately following each annual meeting of stockholders, each non-employee director is granted a non-qualified stock option to purchase 4,000 shares (5,000 shares in the case of a non-employee Chairman of the Board). The options vest in three equal annual installments. We also reimburse expenses of directors for attending meetings. Our directors who are also officers do not receive any additional compensation for their service as members of the board of directors.

                      REPORT OF THE COMPENSATION COMMITTEE


     The compensation committee of our board of directors is responsible for establishing compensation policy and administering the compensation programs of our executive officers. The compensation committee is currently comprised of three independent outside directors. The compensation committee meets at least once a year to review executive compensation policies, design of compensation programs, and individual salaries and awards for our executive officers based on performance criteria.



     Pursuant to the rules regarding disclosure of company polices concerning executive compensation, this report is submitted by Mr. Flaum, Mr. Urheim and Dr. Cohen in their capacities as members of our compensation committee for the year ended December 31, 2000 and addresses our compensation policies as they affected Mr. Bethune, the CEO, and our other executive officers, including the named executive officers.


EXECUTIVE COMPENSATION PHILOSOPHY

     We apply a consistent philosophy to compensation for all of our employees, including executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all individuals working toward common objectives.

     The goals of the executive compensation program are to align compensation with business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success. Our compensation program for executive officers is based on the same principles applicable to compensation decisions for all of our employees and generally consists of two compensation elements: cash and equity. However, over the past two years the cash element has remained relatively constant and we have relied more heavily on equity as a form of compensation. The process used by us in determining executive officer compensation levels for each of the two components takes into account both qualitative and quantitative factors. Among the factors considered by us are the recommendations of the CEO with respect to the compensation of our other key executive officers. However, we make the final compensation decisions concerning such officers.

     In making compensation decisions, we consider compensation practices and financial performance of the company's peer group. We use this information to guide us, but we do not target total executive compensation or any component thereof to any particular point within, or outside, the range of peer group results. However, we believe that compensation at or near the weighted average of the peer group for base salaries is generally appropriate for us to use as a guideline for compensation decisions. The specified weighted averages are considered on both an absolute basis and a size-adjusted basis (i.e., reflecting compensation levels that are commensurate with the company's size relative to the sizes of the peer group companies). Specific compensation for individual executive officers will vary from these levels as the result of other factors considered by us unrelated to compensation practices of the peer group.

     The peer group is comprised of biotech and pharmaceutical companies that are among those entities who participate in an annual biotechnological survey conducted by Radford Associates in conjunction with Aon Consulting Group. The 2000 survey included information on 152 public and private companies from the group of 50 to 149 employees.


     The compensation committee does not believe that Code Section 162(m), which denies a deduction for compensation payments in excess of $1,000,000 to the CEO or a named executive officer, is likely to be applicable to the company in the near future. We will reconsider the implication of Section 162(m) if and when it appears that the section may become applicable.


COMPENSATION ELEMENTS

     For the year ended December 31, 2000, our executive compensation program included a base salary and grants of stock options.

     Base Salary. We determine salaries for executive officers by evaluating subjectively the responsibilities of the position held and the experience and performance of the individual and comparing base salaries for comparable positions at peer group entities. Our board of directors and management believe that our company has exceeded its stated goals for 2000; however, because of our continuing efforts to conserve cash, base salaries for executives in 2000 remained the same as in 1999. In lieu of cash, additional stock options were granted to executives in an effort to keep compensation expense at the same level.


     We have not yet determined base salaries for 2001, but in doing so we will review peer group data and rely on the recommendation of the CEO for each executive position. In addition, we will review the responsibility level of each position, together with the executive officer's individual performance for the prior year and objectives for the current year. Finally, we will compare the company's performance to objectives for the prior year and performance targets for the current year.


     In determining the CEO's base salary for 2001, we reviewed the peer group data, compared the company's performance to its stated objectives in 2000, and considered performance targets for 2001. Our management and board of directors believe that the company and the CEO exceeded stated goals for 2000; however, because of our efforts to conserve cash, Mr. Bethune's cash compensation in 2001 remained unchanged from 2000. In recognition of Mr. Bethune's achievements and the company's performance under his leadership, and in an effort to further align his interests with those of our stockholders, Mr. Bethune was granted an option to purchase 100,000 shares of our common stock at an exercise price of $17.688 per share effective January 2, 2001. The option will vest on a pro rata basis over a three-year period.



     Stock Options. The long-term incentive component of the CEO's and the executive officers' compensation is stock options. We believe that providing executive officers with opportunities to acquire significant equity positions in the company and thus the opportunity to share in its growth and prosperity through the grant of stock options will enable the company to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for our executive officers. The exercise price of stock options is the fair market value of the shares on the date of the grant based on the closing bid price of the shares on the date of grant, and will only provide a benefit if the value of the shares increases. Grants of stock options to executive officers are made by us upon the recommendation of the CEO and are based upon a review of peer group and the company's relative size data within the 2000 survey. Each executive officer's position is compared to grants of officers in similar positions. We also evaluate the executive officer's past and expected future performance, the number of outstanding and previously granted options, and discussions with the executive officer when we grant options.



                                            COMPENSATION COMMITTEE


                                            Sander A. Flaum, Chairman
                                            John E. Urheim
                                            Dr. D. Walter Cohen

                               PERFORMANCE GRAPH


     The graph and table below compare the total stockholder returns (assuming reinvestment of dividends) of shares of our common stock, the Nasdaq Pharmaceutical Index and the Nasdaq Index. The graph assumes $100 invested on December 31, 1995 in the shares and each of the indices. The stock price performance shown on the graph below is not necessarily indicative of the future price performance.


                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
Date                           12/31/95       12/31/96       12/31/97       12/31/98       12/31/99       12/31/00
---------------------------------------------------------------------------------------------------------------------
 Company Index                  100.00         138.71         190.32         114.52          66.94         220.16
 Nasdaq Pharmaceutical          100.00         100.31         103.66         131.95         248.01         308.49
 Nasdaq Total                   100.00         123.04         150.69         212.51         394.92         237.62

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF OUR PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE PRECEDING REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                             AUDIT COMMITTEE REPORT

     The following is a report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2000, which include our consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto.

     The board of directors has adopted a written audit committee charter, a copy of which is attached to this proxy statement as Appendix A. In general the charter sets forth:


     - the scope of the audit committee's responsibilities and the means by which it carries out these responsibilities,



     - the outside auditor's accountability to the board of directors and the audit committee, and


     - the audit committee's responsibility to ensure the independence of the outside auditor.

REVIEW WITH MANAGEMENT

     We have reviewed and discussed the company's audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS


     We have discussed with Deloitte & Touche LLP, the company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the company's financial statements.


     We have also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the company and its related entities) and have discussed with Deloitte & Touche LLP their independence from the company. In addition, we have also considered whether the provision of those services set forth in the table below is compatible with Deloitte & Touche LLP maintaining its independence from the company.

CONCLUSION

     Based on the review and discussions referred to above, we recommended to the company's board of directors that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                            AUDIT COMMITTEE

                                            H. Stuart Campbell, Chairman
                                            C. Rodney O'Connor
                                            Sander A. Flaum

AUDIT FEES

     The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for the following services during fiscal 2000:

DESCRIPTION OF SERVICES                                    FEE AMOUNT
-----------------------                                    ----------
Audit fees(1)...........................................    $152,547
All other fees..........................................    $     --
                                                            --------
          Total.........................................    $152,547
                                                            ========

---------------

(1) Represents the aggregate fees billed for professional services rendered for the audit of the company's annual financial statements during fiscal 2000 and for the review of the financial statements included in the company's quarterly reports during such period.

                                 PROPOSAL NO. 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS


     Our board of directors, upon the recommendation of our audit committee, has selected Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2001. Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.



     Although it is not required to do so, our board is submitting its selection of our independent auditors for ratification by our stockholders at the meeting to ascertain the views of stockholders regarding such selection. A majority of the votes cast at the meeting, if a quorum is present, will be sufficient to ratify the selection of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2001. Whether the proposal is approved or defeated, our board may reconsider its selection.



     OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2001.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of our outstanding shares as of the record date, by (i) each person who is known by us to own beneficially five percent or more of the outstanding shares, (ii) each of our directors, (iii) the CEO and each named executive officer, and (iv) all directors and executive officers as a group.



                                                                 SHARES
                                                              BENEFICIALLY     PERCENT
NAME                                                            OWNED(1)       OF CLASS
----                                                          ------------     --------
Elan International Services, Ltd.(2)........................   1,442,478          9.2%
Sanofi-Synthelabo Inc.(3)...................................     824,572          5.2%
Mr. David R. Bethune........................................     148,477             *
Mr. H. Stuart Campbell......................................      35,228(4)          *
Dr. D. Walter Cohen.........................................      26,371             *
Dr. Charles P. Cox..........................................      87,341             *
Dr. Richard L. Dunn.........................................     135,665             *
Mr. Sander Flaum............................................       9,364             *
Dr. J. Steven Garrett.......................................      98,256             *
Dr. Richard Jackson.........................................     125,000             *
Mr. C. Rodney O'Connor......................................      98,999             *
Mr. John E. Urheim..........................................     270,674          1.7%
Mr. Nicolas Bazan...........................................         -0-             *
All executive officers and directors as a group (17
  persons)..................................................   1,214,375          7.7%


---------------

 *  Less than 1%


(1) Shares are considered beneficially owned, for purposes of this table, only if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days of the record date, unless otherwise indicated. The foregoing share amounts include the following number of shares which may be acquired pursuant to stock options exercisable within 60 days of the record date: Mr. Bethune, 38,000 shares, Mr. Campbell, 26,000 shares; Dr. Cohen, 22,000 shares; Dr. Cox, 86,841 shares; Dr. Dunn, 58,749 shares; Mr. Flaum, 6,333 shares, Dr. Garrett, 95,336 shares; Dr. Jackson, 75,000; Mr. O'Connor, 25,999 shares; Mr. Urheim, 240,741 shares; and all executive officers and directors as a group, 837,165 shares.

(2) Information is based upon the Schedule 13D filed by Elan International Services, Ltd., on August 7, 2000. Elan International's business address is 102 St. James Court, Flatts, Smiths Parish, FL 04, Bermuda. The shares beneficially owned include 1,000,000 shares which may be acquired pursuant to the exercise of warrants.

(3) The business address of Sanofi-Synthelabo Inc. is 90 Park Avenue, New York, New York 10016.

(4) Includes 57 shares held by Mr. Campbell's wife. Mr. Campbell disclaims any beneficial interest in all shares held by this wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the NASD, and us.


     Based solely on our review of Section 16(a) forms received by us and written representations that no other reports were required, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     In fiscal 2000, the members of the compensation committee were Mr. Sander
A. Flaum, Mr. John E. Urheim, and Dr. D. Walter Cohen. Mr. Campbell served on the compensation committee until November 2000, at which time he resigned. Mr. Urheim replaced Mr. Campbell in November 2000. Mr. Urheim served as our Vice Chairman and Chief Executive Officer from June 1993 to August 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into various employment agreements with our executive officers, which are discussed under "Executive Compensation-Employment Agreements."


     In December 2000, we entered into an exclusive North American marketing agreement with Sanofi-Synthelabo, a major international pharmaceutical company, for One-month, Three-month, and Four-month Leuprogel(TM). Under the terms of the agreement, we are to receive a license fee, research and development support and payments for certain clinical, regulatory and sales milestones. We will also receive royalty payments based on sales of the Leuprogel products upon approval for marketing by the FDA. As part of the agreement, Sanofi-Synthelabo purchased approximately $15 million of our common stock. In addition to the prostate cancer products, Sanofi-Synthelabo received an option to develop a six-month product for prostate cancer, as well as additional Leuprogel products for other indications. Sanofi-Synthelabo owns more than five percent of our outstanding common stock.


     On August 2, 1999, we entered into a severance agreement with John E. Urheim, a director and our former CEO. Under the agreement, Mr. Urheim is entitled to receive $255,000 over a period of twelve months commencing September 1, 1999 and ending August 31, 2000 and is entitled to receive health benefits during the same period of time. In addition, unvested options to acquire up to 28,034 shares became immediately vested as of the date of the agreement. In 2000, Mr. Urheim received $126,926 in consulting fees for the set-up and promotion of the European sales program.


     On July 18, 2000, we formed a joint venture with Elan International Services, Ltd., a wholly owned subsidiary of Elan Corporation, plc. The joint venture is a Bermuda limited company and is initially owned 80.1% by us and 19.9% by Elan. Its purpose is to develop and commercialize oncology and pain management products. In a related transaction, Elan purchased 12,015 shares of our Series A Convertible Exchangeable Preferred Stock on July 18, 2000 for $12,015,000. We used the proceeds of the preferred stock sale to purchase 6,000 shares of the joint venture's common stock and 3,612 shares of its preferred stock to fund our share of the joint venture's initial capitalization. Elan may also loan us up to $8,010,000 to support our share of the joint venture's research and development costs pursuant to a convertible promissory note issued by us to Elan. Elan purchased 442,478 shares of our common stock for $5,000,000 and we issued Elan a five-year warrant to purchase up to 1,000,000 shares of our common stock for $18 per share in conjunction with the formation of the joint venture.

                            SOLICITATION OF PROXIES


     This solicitation is being made by mail on behalf of our board of directors, but may also be made without additional remuneration by our officers or employees by telephone, telegraph, facsimile transmission, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the enclosed form of proxy, notice of annual meeting and this proxy statement and any additional material relating to the meeting which may be furnished to our stockholders by our board subsequent to the furnishing of this proxy statement. We will reimburse banks and brokers who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. To obtain the necessary representation of stockholders at the meeting, supplementary solicitations may be made by mail, telephone or interview by our officers or employees, without additional compensation, or selected securities dealers. We anticipate that the cost of such supplementary solicitations, if any, will not be material.


                                 ANNUAL REPORT


     We have mailed our Annual Report for 2000 to our stockholders along with this proxy statement. WE WILL, UPON WRITTEN REQUEST AND WITHOUT CHARGE, PROVIDE TO ANY PERSON SOLICITED HEREUNDER A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION. Requests should be addressed to Investor Relations, 2579 Midpoint Drive, Fort Collins, Colorado 80525.


                                 OTHER MATTERS

     We are not aware of any business to be presented for consideration at the meeting, other than those specified in the notice of annual meeting. If any other matters are properly presented at the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS


     If you intend to submit a proposal at the Annual Meeting of Stockholders to be held in 2002 and wish to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting, you must comply with the applicable laws and regulations governing submission of such proposals and must deliver the proposal to us for consideration no later than December 5, 2001. If you submit a proposal to our Annual Meeting of Stockholders to be held in 2002 outside the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, it will be considered untimely for purposes of Rule 14a-4 and Rule 14a-5 if we receive notice thereof after February 18, 2002. You should send such proposal to our Corporate Secretary at 2579 Midpoint Drive, Fort Collins, Colorado 80525.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

     Please advise us whether other persons are the beneficial owners of the shares for which proxies are being solicited from you, and, if so, the number of copies of this proxy statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the shares.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WE REQUEST THAT WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                            By Order of the Board of Directors,

                                            /s/ David R. Bethune
                                            David R. Bethune
                                            Chairman of the Board and Chief
                                            Executive Officer

Fort Collins, Colorado
April 4, 2001

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE

                            ATRIX LABORATORIES, INC.

                             PURPOSE AND AUTHORITY

     The audit committee (the "Committee") for Atrix Laboratories, Inc., a Delaware company (the "Company"), is appointed by the Company's Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee and, if necessary, to institute special investigations. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     In addition, the Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe.

                              COMMITTEE MEMBERSHIP

     The Committee members (the "Members") shall be appointed by the Board, and will serve at the discretion of the Board. The Committee will consist of at least three (3) members of the Board subject to the following requirements:

          (i) each of the Members must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or must become able to do so within a reasonable time period after his or her appointment to the Committee;

          (ii) at least one (1) of the Members must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

          (iii) each Member must be either (a) an independent director or (b) the Board must determine it to be in the best interests of the Company and its stockholders to have one (1) director who is not independent, and the Board must disclose the reasons for its determination in the Company's first annual proxy statement subsequent to such determination, as well as the nature of the relationship between the Company and director. Under such circumstances the Company may appoint one (1) director who is not independent to the Committee, so long as the director is not a current employee or officer, or an immediate family member of a current employee or officer.

                          DUTIES AND RESPONSIBILITIES

     The Committee shall report, at least annually, to the Board. Further, the Committee shall:

          1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;

          2. Review the annual audited financial statements with management, including a review of major issues regarding accounting and auditing principles and practices, and evaluate the adequacy of internal controls that could significantly affect the Company's financial statements;

          3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;

          4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q;

          5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

          6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

          7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board;

          8. Approve the fees to be paid to the independent auditor;

          9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if deemed necessary by the Committee, take or recommend that the full Board take appropriate action to satisfy itself of the independence of the auditor;

          10. Evaluate together with the Board the performance of the independent auditor and, if deemed necessary by the Committee, recommend that the Board replace the independent auditor;

          11. Review the appointment of, and any replacement of, the senior internal auditing executive;

          12. Review the significant reports to management prepared by the internal auditing department and management's responses;

          13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit;

          14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

          15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements, including the Foreign Corrupt Practices Act, and the Company's code of conduct.

          16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          17. Review with the independent auditor any problems or difficulties the auditor may have encountered, any management letter provided by the auditor, and the Company's response to that letter. Such review should include:

             a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;

             b. Any changes required in the planned scope of the internal audit; and

             c. The internal audit department responsibilities, budget and staffing.

          18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement in accordance with the requirements of Item 306 of Regulation S-K and S-B and item 7(e)(3) of Schedule 14A;

          19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct;

          20. Review with the Company's outside counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies;

          21. Review related party transactions for potential conflict of interest; and

          22. Provide oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                    MEETINGS

     The Committee will meet at least two times each year. The Committee may establish its own schedule and notify the Board.

     The Committee will meet at least annually with the chief financial officer, the senior internal auditing executive, and the independent auditor in separate executive sessions. The Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

                                    MINUTES

     The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

PROXY
                            ATRIX LABORATORIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS TO
                               BE HELD MAY 7, 2001


The undersigned stockholder of Atrix Laboratories, Inc. hereby constitutes and appoints Desiree Calvelage and Brian G. Richmond and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to vote, as designated below, according to the number of shares of the company's $.001 par value common stock held of record by the undersigned on March 21, 2001, and as fully as the undersigned would be entitled to vote if personally present at the company's Annual Meeting of Stockholders to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado on May 7, 2001 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS AND FOR EACH OTHER PROPOSAL.


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                            ATRIX LABORATORIES, INC.

                                  MAY 7, 2001

                Please Detach and Mail in the Envelope Provided

[ ] Please mark your
    votes as in this
    example.

1.      Proposal to elect the following nominees to the board of directors:


        [ ]      FOR all nominees listed  [ ] FOR   [ ] WITHHOLD AUTHORITY to
                 below (except as marked                vote all nominees listed
                 to the contrary below)                 below

                  Nominees:  Mr. David R. Bethune
                             Dr. Richard L. Jackson
                             Dr. Nicolas Bazan

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:)

_______________________________________________________________________________


2.       Proposal to amend the 2000 Stock Incentive Plan


                    [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


3. Proposal to amend the Certificate of Incorporation to increase the number of authorized shares.


                    [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


4. Proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2001:


                    [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

5. In the discretion of such proxies, upon such other business as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 4, 2001 and the proxy statement furnished therewith.


Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate.

                                       Dated                     , 2001
                                            ---------------------

                                            ------------------------------------
                                            Authorized Signature

                                            ------------------------------------
                                            Title

                                            ------------------------------------
                                            Authorized Signature

                                            ------------------------------------
                                            Title

  PLEASE MARK BOXES [X] IN INK. SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.